Exhibit 5.1

Law Offices
Silver, Freedman, Taff & Tiernan LLP
A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007
(202) 295-4500
WWW.SFTTLAW.COM

March 1, 2024

Banc of California, Inc.
11611 San Vicente Boulevard, Suite 500
Los Angeles, California 90049

Ladies and Gentlemen:

As special Maryland counsel to Banc of California, Inc., a Maryland corporation (the “Company”), we refer to the Registration Statement on Form S‑3 (File No. 333-270328) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 7, 2023, the base prospectus included therein dated March 7, 2023 (the “Base Prospectus”) and the prospectus supplement dated March 1, 2024 to the Base Prospectus (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).  The Prospectus Supplement relates to the potential resale from time to time by the selling stockholders identified in the Prospectus Supplement of up to 51,422,763 shares of the Company’s voting common stock, par value $0.01 per share (the “Voting Common Stock”), consisting of: (i) 21,690,334 shares (the “Existing Shares”) of Voting Common Stock held by affiliates of funds managed by Warburg Pincus LLC (the “Warburg Investors”) and certain investment vehicles sponsored, managed or advised by Centerbridge Partners, L.P. and its affiliates (the “Centerbridge Investor”); (ii) 10,829,990 shares (the “Conversion Shares”) of Voting Common Stock issuable upon the conversion of shares of the Company’s non-voting common equivalent stock, par value $0.01 per share (the “Non-Voting Common Equivalent Stock”), held by the Warburg Investors and Bayview Opportunity Master Fund VII, L.P. (the “Bayview Investor”); (iii) 3,048,780 shares (the “Centerbridge Warrant Shares”) of Voting Common Stock issuable upon the exercise of a warrant issued to the Centerbridge Investor (the “Centerbridge Warrant”); and (iv) 15,853,659 shares (the “Warburg Warrant Conversion Shares”) of Voting Common Stock issuable upon the conversion of shares (the “Warburg Warrant Shares”) of Non-Voting Common Equivalent Stock issuable upon the exercise of warrants issued to the Warburg Investors (the “Warburg Warrants”).

In connection with the rendering of the opinion set forth below, we have examined originals or copies of: (i) the Registration Statement; (ii) the Prospectus; (iii) the charter and bylaws of the Company as currently in effect; (iv) the Investment Agreement, dated as of July 25, 2023, between the Company and the Warburg Investors, including the joinder thereto with the Bayview Investor; (v) the Investment Agreement, dated as of July 25, 2023, between the Company and the Centerbridge Investor; (vi) the Registration Rights Agreement, dated as of November 30, 2023, by and among the Company, the Warburg Investors and the Centerbridge Investor, including the joinder thereto with the Bayview Investor; (vii) the Warburg Warrants; (viii) the Centerbridge Warrant; (ix) resolutions adopted by the Company’s Board of Directors; and (x) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of the Company or others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

Banc of California, Inc.
March 1, 2024

In our examination, we have: (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies; and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the documents, agreements, records, instruments and certificates we have reviewed.  We have further assumed that all persons, other than the Company, had, have or will have all requisite power and authority to execute and deliver all documents, agreements, records, instruments and certificates examined by us and have also assumed the due authorization by all requisite action by such persons, other than the Company, and the due execution and delivery by such persons, other than the Company, of all such documents, agreements, records, instruments and certificates and the validity and binding effect thereof.  In addition, we have assumed for purposes of opinion paragraphs 3 and 4 below that upon the exercise of the Centerbridge Warrant and the Warburg Warrants, the Company has received payment of the exercise price for the Centerbridge Warrant Shares and the Warburg Warrant Shares in accordance with the terms of the Centerbridge Warrant and the Warburg Warrants, respectively.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Existing Shares are validly issued, fully paid and non-assessable.

2.
When the Conversion Shares have been issued and delivered in accordance with the terms of the Non-Voting Common Equivalent Stock in the Company’s charter, the Conversion Shares will be validly issued, fully paid and non-assessable.

3.
When the Centerbridge Warrant Shares have been issued and delivered in accordance with the terms of the Centerbridge Warrant, the Centerbridge Warrant Shares will be validly issued, fully paid and non-assessable.

4.
When the Warburg Warrant Conversion Shares have been issued and delivered in accordance with the terms of the Non-Voting Common Equivalent Stock in the Company’s charter, the Warburg Warrant Conversion Shares will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Maryland, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date hereof.  We disclaim any obligation to review or supplement this opinion or to advise you of any changes in circumstances, laws or events that may occur after the date hereof or to otherwise update this opinion.

We hereby consent to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on March 1, 2024 and the incorporation by reference of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.  The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP
SILVER, FREEDMAN, TAFF & TIERNAN LLP